EXHIBIT 23.1

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Vanguard Energy Corporation on Form S-1 whereby the Company plans to issue 1,500,000 Class A warrants, as well as 1,500,000 shares of common stock issuable upon the exercise of the Class A warrants, and selling shareholders propose to sell up to 2,360,000 shares of the Company’s common stock.  Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

HART & TRINEN, L.L.P.

/s/ William T. Hart
William T. Hart
Denver, Colorado

October 4, 2012